Exhibit 99.1

Arthur Ochs Sulzberger Jr. to Retire as

Chairman of The New York Times Company Board of Directors

A.G. Sulzberger to Become Chairman on Jan. 1, 2021

Mr. Sulzberger Jr. Transformed The Times into an International Media Company, Embraced the Internet Early, and Built the Most Successful Digital Pay Model in News

Sept. 23, 2020, NEW YORK – The New York Times Company (NYSE: NYT) today announced that Arthur Ochs Sulzberger Jr., 69, will retire as chairman and a member of its Board of Directors on Dec. 31, 2020 and will be succeeded as chairman by A.G. Sulzberger, 40, Times publisher since 2018. Mr. Sulzberger Jr. will assume the title chairman emeritus.

Known first and foremost as a champion of quality journalism, Mr. Sulzberger Jr. led The Times to 61 Pulitzer Prizes during his time as publisher, a record for any publisher or news organization. Over his four-decade tenure, he steered The Times through a changing media landscape, transforming the company into a digital-first news organization with a thriving subscription business. When he became chairman in 1997, the paper had a circulation of roughly 1 million, largely in the New York metropolitan area. Today, The Times has 6.5 million total subscriptions spanning nearly every country in the world. Mr. Sulzberger Jr. led The Times to embrace the internet and, in 2011, to launch The Times’s digital pay model. In the second quarter of this year, The Times generated more revenue from digital than from print for the first time in its 170-year history.

Mr. Sulzberger Jr. said, “Serving this essential institution and working alongside so many gifted journalists over the years has been the privilege of my life. There’s an old saying, ‘Laurels are nice to wear, but never to rest upon.’ I know A.G. will not rest in his drive to empower our journalists and expand the scope of The Times’s ambitions. And with a dynamic new C.E.O. and the best executive editor in the business, I depart knowing the best is yet to come.”

Brian McAndrews, the presiding director of The Times Company Board, said, “Arthur provided the leadership that has helped this company navigate the vast and varied challenges it has faced over the past four decades. He was unafraid to take risks and make big bets — from taking The Times global to introducing the digital pay model — and he did it all while never veering from his commitment to continual investment in Times journalism in order to keep it strong and independent. The success the company is enjoying today is a direct result of Arthur’s leadership over 40 years.”

Mr. McAndrews continued, “In three short years as publisher A.G. has demonstrated outstanding leadership skills and an unwavering commitment to The Times’s mission and values. He’s become a leading voice on the global stage in support of the principle that quality, independent journalism is critical to an informed and engaged society. And, he’s committed to the continued commercial success of The Times Company as the means to maintain its journalistic excellence. The Board believes he is the perfect person to step into Arthur’s large shoes as Chairman of the Company’s Board in January.”

A.G. Sulzberger said, “As publisher and chairman, Arthur brought more change to The Times than anyone since Adolph Ochs. His tenure stretched from the first front-page color photo to experiments in augmented reality, from the heyday of print advertising to digital revenue eclipsing print. Through it all, he provided a steady hand, sound judgment and an unwavering commitment to independence. Our success today is directly attributable to his singular focus on the long term, his embrace of innovation and his sustained investment in quality, original journalism. I am excited to build on Arthur’s remarkable legacy.”

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Arthur O. Sulzberger Jr. was publisher of The New York Times from 1992 to 2017 and chairman from 1997 to 2020. In his more than quarter-century tenure, he expanded the paper nationally and then internationally; embraced the web early, launching nytimes.com in 1996; and in 2011 created the digital pay model that is now the backbone of The Times’s business. Mr. Sulzberger Jr. worked as a correspondent in The Times’s Washington bureau, as a metro reporter and editor, and served in a variety of business roles before being named publisher and chairman. Before joining The Times, he was a reporter at The Raleigh Times and The Associated Press in London.

A.G. Sulzberger became publisher of The New York Times in January 2018. A key architect of The Times’s digital transformation and subscriber-first business strategy, he is credited with helping grow The Times digital subscriber base from 800,000 in 2014, the year he authored the Innovation Report, to 5.7 million today. As publisher, Mr. Sulzberger has invested heavily in investigative journalism; has pushed The Times to expand into audio, multimedia and other new formats; and has been an outspoken defender of the free press in the United States and around the world. Before becoming publisher, Mr. Sulzberger worked at The Times as a metro reporter, a national correspondent, associate editor for newsroom strategy and deputy publisher. A graduate of Brown University, he began his journalism career as a reporter at The Providence Journal and The Oregonian.

Contacts:

Eileen Murphy, eileen.murphy@nytimes.com

Danielle Rhoades Ha, danielle.rhoades-ha@nytimes.com

For Investors: Harlan Toplitzky, Harlan.Toplitzky@nytimes.com